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                                                                    Exhibit 3.47

                              AMENDED AND RESTATED
                            CERTIFICATE OF FORMATION
                                       OF
                               REED-HYCALOG L.L.C.



         This Amended and Restated Certificate of Formation of Reed-Hycalog L.L.C. (the "LLC"), dated December 20, 2002 is being duly executed and filed in accordance with Section 18-208 of the Delaware Limited Liability Company Act by Philip A. Choyce, as an officer of the LLC, to amend and restate the Certificate of Formation filed on October 11, 2002, as follows:

         FIRST. The name of the limited liability company is Reed-Hycalog L.L.C.

         SECOND. The address of the registered office of the LLC in the State of Delaware is c/o Capitol Services, Inc., 615 South Dupont Highway, Dover, Kent County, Delaware 19901.

         THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is c/o Capitol Services, Inc., 615 South Dupont Highway, Dover, Kent County, Delaware 19901,

         FOURTH: The Member hereby specifies, acknowledges and agrees that all interests in the Company are securities governed by Article 8 and all other provisions of the Uniform Commercial Code as adopted and amended in the State of Delaware (the "UCC"), and pursuant to the terms of Section 8-103 of the UCC, such interests shall be "securities" for all purposes under such Article 8 and under all other provisions of the UCC.

         IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first above written.



                                           ------------------------------------
                                           Name: Philip A. Choyce
                                           Title: Secretary